Exhibit 23.3

Consent of Morgan Stanley & Co. Incorporated

We hereby consent to the use in the Registration Statement of Tyco International Limited (“Tyco”) on Form S-4 and in the Proxy Statement/Prospectus of Tyco and Brink’s Home Security Holdings, Inc., which is part of the Registration Statement, of our opinion dated January 18, 2010 appearing as Annex C to such Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the heading “Summary — Opinion of BHS’s Financial Advisor;” “The Merger — Background of the Merger,” “The Merger — BHS’s Reasons for the Merger; Recommendation of the BHS Board of Directors,” “The Merger — Opinion of BHS’s Financial Advisor,” and “The Merger Agreement.”  In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ MORGAN STANLEY & CO. INCORPORATED

New York, New York

February 3, 2010